Exhibit 10.13
BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
2013 ANNUAL REPORT ON FORM 10-K
SUMMARY OF CHANGES TO DIRECTOR COMPENSATION

Each nonemployee director receives an annual retainer fee of $170,000, of which $85,000 is payable in cash and $85,000 is payable in the company's common stock. In addition, the lead independent director receives $20,000 in cash annually, the chair of the Audit Committee receives $15,000 in cash annually, the chairs of the Compensation, Finance and Nominating & Governance Committees each receives $10,000 in cash annually, and each member of the Audit Committee receives $5,000 in cash annually.

The common stock grant is credited to the director's account in the Deferred Compensation Plan for Directors. Stock granted prior to 2012 is distributed following the director's retirement from the Board. For stock granted during or after 2012 to a director who has achieved the stock ownership guidelines, the stock will be distributed one year after the grant date unless the director elects to defer distribution to a later date. For stock granted during or after 2012 to a director who has not yet achieved the stock ownership guidelines, the stock will be distributed following the director's retirement from the Board.

In addition, under the Plan a nonemployee director may elect to defer receipt of all or a portion of his or her director's cash and stock compensation until any date but no later than the year in which the director attains the age of 73 years. Participants may elect to have cash deferred amounts (1) credited with interest quarterly at 80% of the prevailing prime rate, or (2) converted into deferred stock based on the deferral date closing price of the company's common stock. Any balance of deferred shares in a director's account is credited with an amount equivalent to any dividend paid on the common stock, which will be converted into additional deferred shares. The portion of a director's annual retainer that was automatically deferred in common stock is distributed in stock. Voluntary deferrals into a cash account are distributed in cash, and voluntary deferrals into a deferred stock account are distributed in cash or stock at the election of a director.

Nonemployee directors are provided with $150,000 of coverage under Briggs & Stratton's Business Travel Accident Plan while on corporate business.

Nonemployee directors are encouraged to use company products to enhance their understanding and appreciation of the company's business. Each such director may purchase at retail up to $10,000 annually of company products and products powered by the company's engines. The company reimburses directors for the purchase price of these products. The amount of the reimbursement is included in the director's taxable income.